Exhibit 10.1

Letter Agreement for Far East Markets
Between
AGCO International GmbH, Neuhausen, Switzerland (“AGCO” which expression shall include its successors and assigns)
and
Tractors and Farm Equipment Limited (collectively referred to as
“TAFE” which expression shall include its successors and assigns)
1.PURCHASE AND SALE:
TAFE agrees to supply the MF Heritage (including MF 2600 series) tractors 35HP to 85HP range (appropriate for the market in the Territory as mutually agreed upon between the parties) (“MF Heritage Products”) exclusively to AGCO (or any of its subsidiary/associate companies) for resale in certain specified Far East Markets covered as detailed (“Territory”) solely through the AGCO distribution network. The markets covered by this Letter Agreement are Indonesia, Philippines, Thailand, Malaysia, Pacific Islands including Fiji and Papua New Guinea (as per Annexure-I).
TAFE may supply MF Heritage Products directly to AGCO’s distributor in Vietnam subject to terms agreed with AGCO and payment to AGCO of an agreed commission.
AGCO agrees to consider sourcing Centurion Global Series Tractors G1 and G2 (licensed products) from TAFE, India subject to competitive prices.
AGCO agrees to consider sourcing 90 HP to 100 HP tractors developed by TAFE, subject to competitive prices.
TAFE agrees to incorporate in the MF Heritage Products, features, improvements and innovations designed and developed by TAFE that are outside of the MF Heritage Products series, in line with the specifications and market needs that are mutually agreed upon between the parties.

2.    BRAND:
The MF Heritage Products will be sold by AGCO or any of its subsidiary companies in the Massey Ferguson brand only with such branding and model numbering to be determined by AGCO. Spare parts shall be branded as AGCO. TAFE will not sell MF Heritage Products in TAFE or any other brand in the Territory. TAFE shall comply with all instructions issued by AGCO relating to the form and manner in which AGCO trademarks shall be used and shall discontinue immediately upon notice from AGCO any practice relating to the use of AGCO trade marks in the Territory.
3.    NATURE OF ARRANGEMENT:
The arrangement between the parties shall be exclusive for MF Heritage Products. The parties agree that they shall not have any similar arrangements with any other person during the currency of this agreement for sale of MF Heritage tractors within the Territory save that this arrangement shall not cover any tractors built in AGCO proprietary sites or supported by other AGCO brands.
In the event of AGCO deciding to source the MF Heritage Products from its own manufacturing locations, it shall serve upon TAFE 60 days’ notice in writing of its intent to do so. Within 120 days of receipt of such notice, TAFE shall have the option to terminate this Letter Agreement by the issue of three months’ notice in writing.
4.    PROCEDURES AND PRICE:
TAFE will supply and invoice MF Heritage Products to AGCO free on board (Indian port) Shipment of products and spare parts shall be directly to appropriate AGCO centres. Payment shall be made by AGCO within 60 days from the bill of lading in USD.

5.    REVIEW:
AGCO and TAFE will form an “Operational Review” team with two members nominated from each party, which shall, on a monthly basis, review performance, forecasting, orders and fulfilment, etc. A “Steering Committee”, with senior level participants of both parties shall review at quarterly basis the progress of business.
6.    OTHER TERMS AND CONDITIONS:
TAFE and AGCO agree that the terms and conditions such as conditions of Sale Standards of Quality, Parts, Warranty and After Sales Responsibilities are mutually agreed in a separate agreement named “Terms and Conditions agreed between Tractors and Farm Equipment Limited (“TAFE”) and AGCO Corporation (“AGCO”) for Heritage Tractors dated 29th October 2009”.
7.    INDIAN LINE OF CREDIT BUSINESS:
TAFE would be solely responsible for India Line of Credit business in these markets. Where direct invoicing is mandatory, the payment of commission and dealer margins to AGCO to be mutually agreed to.
8.    TERM AND TERMINATION:

a)
This Letter Agreement shall be deemed to have come into effect on 1st March 2015 and shall be valid for a period of 5 years (this is upto Feb. 2020) unless terminated by either party giving 2 years (two years) prior written notice of termination to the other party except in circumstances mentioned in Clause 8 (b) below. Thereafter this Letter Agreement may be renewed by mutual consent for a further period of five years.

b)
This Agreement may be terminated at TAFE’s sole discretion by the issue of three months’ notice in writing, in the event of AGCO issuing to TAFE 60 days’ notice also in writing of its intention to source the MF Heritage Products from its own manufacturing locations, as stated in Clause 3 above.

c)	In the event of change in beneficial ownership or control of AGCO or TAFE, the respective other party shall have the option to terminate this Letter Agreement by giving six months’ written notice.

M/s. Tractors and Farm Equipment Limited	M/s. AGCO International GmbH
By:/s/ Mallika Srinivasan	By: /s/ Frédéric Devienne
Vice President Finance, EME &APA
Its Authorised signatory	Its Authorised signatory
Date: 14th July 2017	Date: 19th July 2017, Neuhausen
Chennai

By:/s/ R.N. Batkin
Its Authorised signatory
Date: 24th July 2017

Annexure-I

TERRITORY AGREED IN FAR EAST MARKETS AS PER LETTER AGREEMENT.
1.    Indonesia
2.    Philippines
3.    Thailand
4.    Malaysia
5.    Pacific Islands including Fiji and
6.    Papua New Guinea

/s/ Mallika Srinivasan	/s/ Frédéric Devienne
Ms/. Tractors and Farm Equipment Limited	Vice President Finance, EME &APA
M/s. AGCO International GmbH

/s/ R.N. Batkin
24 July 2017